Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Five9, Inc., of our report dated January 16, 2014, relating to the financial statements of Face It, Corp. as of and for the years ended December 31, 2011 and 2012, which appears in Five9, Inc.’s Amendment No. 2 to Registration Statement on Form S-1 (No. 333-194258) filed on April 3, 2014.

/s/ Moss Adams LLP

Campbell, California

April 3, 2014